Prospectus Supplement No. 7                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 2, 1999)                Registration No. 333-89345


                              Prospectus Supplement
                             Dated January 28, 1999


         This prospectus relates to the resale by the holder of our:

         o        $300,000,000  principal amount of 6.25%  convertible notes due
                  2009,

         o $425,500,000 principal amount at maturity of 2.25% convertible notes due 2009, and

         o the shares of Class A common stock issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 2, 1999, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" on page 42 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                       Principal                         Number of
                                       Amount at                      Shares of Class                   Percentage of
                                      Maturity of    Percentage of     A Common Stock     Number of        Class A
                                      6.25% Notes     6.25% Notes      Issuable Upon      Shares of      Common Stock
                                     Beneficially    Outstanding as    Conversion of       Class A       Outstanding
                                      Owned That     of January26,    the 6.25% Notes   Common Stock    as of January
      Selling Securityholders         May Be Sold         1999        That May Be Sold      Owned         26, 1999**
      -----------------------         -----------         ----        ----------------      -----         ----------
                                                                                            Owned
Amoco Corporation Master Trust for   $2,600,000           1.48            106,557              --             *
Employee Pension Plans
Delphi Foundation, Inc.                 $16,000            *                  655              --             *
General Motors Employees Global      $3,766,000           2.14            154,344          21,600             *
Group Pension Trust
General Motors Foundation, Inc.        $164,000            *                6,721              --             *
Motors Insurance Corporation           $804,000            *               32,950              --             *
                                       ========         =======           =======          =======         =======

TOTAL                                $7,350,000           4.18            301,227          21,600             *

                                       Principal                         Number of
                                       Amount at                      Shares of Class                   Percentage of
                                      Maturity of    Percentage of     A Common Stock     Number of    Class A Common
                                      2.25% Notes     2.25% Notes      Issuable Upon      Shares of         Stock
                                     Beneficially    Outstanding as    Conversion of       Class A     Outstanding as
                                      Owned That     of January 26,   the 2.25% Notes   Common Stock   of January 26,
      Selling Securityholders         May Be Sold         1999        That May Be Sold      Owned          1999**
      -----------------------         -----------         ----             -----------      -----          ----
STI Capital Management                     $500            *                   20              --             *


*   Less than 1%.
** Includes shares issuable upon conversion of the notes and shares beneficially owned as of January 26, 2000.